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                                                                   EXHIBIT 23.5












                         CONSENT OF FINANCIAL ADVISOR



     We hereby consent to the inclusion of the Opinion of McConnell, Budd & Downes, Inc. in the Form S-4 Registration Statement of BCB Financial Services Corporation ("BCB") and Heritage Bancorp, Inc. ("Heritage") to be filed with the Securities and Exchange Commission in connection with the proposed Consolidation of BCB and Heritage to form a new holding company ("Holding Company") to be named, and to the references to the work completed by our firm as Financial Advisor to Heritage in the text of the related Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                              McConnell, Budd & Downes, Inc.



March 19, 1998